EXHIBIT 99.1

Press Release                                          FirstBank NW Corp. (FBNW)

Company Release - 02/10/06
________________________________________________________________________________
FIRSTBANK NW CORP. REPORTS RECORD THIRD QUARTER EARNINGS

         Highlights for the Quarter Ended December 31, 2005:

         o Diluted EPS Growth: increased 38.5% compared to the quarter ended December 31, 2004, with net income up 41.9% compared to the quarter ended December 31, 2004
         o        Net Loans Receivable Growth: increased 15.2% since December
                  31, 2004
         o        Deposit Growth: increased 12.9% since December 31, 2004
         o Net Interest Margin: 4.63% vs. 4.40% for the quarters ended December 31, 2005 and 2004, respectively
         o Return on Average Tangible Equity: 15.0% vs. 11.9% for the quarters ended December 31, 2005 and 2004, respectively

CLARKSTON, WA - February 10, 2006 - FirstBank NW Corp. (the Company) (Nasdaq:
FBNW) today announced another quarter of strong financial results as a result of the continued successful execution of its business plan and risk management policies, and the continued economic strength in its market areas. For the quarter ended December 31, 2005, the third quarter of its fiscal year, diluted earnings per share increased 38.5% to $0.36 compared to $0.26 for the same quarter a year ago. Net income for the quarter increased 41.9% to $2.2 million compared to $1.5 million for the same quarter a year ago.

For the quarter ended December 31, 2005, the Company's return on average tangible equity was 15.0% compared to 11.9% for the quarter ended December 31, 2004. Return on average tangible equity for the nine months ended December 31, 2005 was 14.9% compared to 12.6% for the same period a year ago. The net interest margin was higher for the quarter ended December 31, 2005, at 4.63% compared to 4.40% in the quarter ended December 31, 2004.

On January 4, 2006, FirstBank NW Corp. announced that its Board of Directors declared a two-for-one stock split in the form of a 100% per share stock dividend on the Company's outstanding common stock. The stock dividend was paid on February 9, 2006. Each shareholder of record as of the close of business on January 26, 2006 received one additional share for every share owned on that date. The outstanding shares, weighted average shares outstanding, and earnings per share have been adjusted to reflect this two-for-one stock split in the form of a 100% per share stock dividend announced on January 4, 2006.

LOAN GROWTH AND CREDIT QUALITY:

Net loans receivable increased 15.2% to $611.1 million at December 31, 2005 from $530.4 million at December 31, 2004. Net loan growth for the nine months ended December 31, 2005 was $49.0 million, or 11.6% on an annualized basis.

"While we continue to have good loan demand throughout our market area, fiscal year to date loan growth was primarily driven by construction lending in the Boise, Idaho market, and commercial real estate lending in the Boise and Coeur d'Alene, Idaho and Spokane, Washington markets," said Clyde E. Conklin, President and Chief Executive Officer.

The credit quality of the Company's loan portfolio remained strong with total non-performing assets of $2.5 million, or 0.30% of total assets at December 31, 2005, compared to $2.3 million, or 0.30% of total assets at December 31, 2004. This compares with non-performing assets at fiscal year end March 31, 2005 of $2.8 million, or 0.35% of total assets. Net loan charge offs to average outstanding loans for the nine months ended December 31, 2005 were 0.05% compared to 0.09% for the nine months ended December 31, 2004.

The reserve for losses on loans and loan commitments at December 31, 2005 increased to 1.39% of net loans from 1.30% at December 31, 2004. The provision for loan losses was $422,000 for the quarter ended December 31, 2005; a decrease from $470,000 for the quarter ended December 31, 2004; and a decrease from $488,000 for the quarter ended March 31, 2005. The provision for loan losses reflects the classified asset changes within the portfolio during the quarter and the resulting allowance for loan and lease losses adjustment, which is determined through the use of a formula by management. Management believes the reserve is at an appropriate level considering the credit quality of all loans, loan loss histories, and prevailing economic conditions.

FUNDING:

Deposit balances as of December 31, 2005 increased 12.9% to $553.5 million from $490.1 million at December 31, 2004. Deposit growth for the nine months ended December 31, 2005 was $34.8 million, or 8.9% on an annualized basis.

At December 31, 2005, total branch deposits were $508.8 million, consisting of $303.4 million, or 59.6% in core deposits and $205.4 million, or 40.4% in time deposits compared with the comparable period a year ago of $460.4 million in total branch deposits, which consisted of $285.5 million, or 62.0% in core deposits and $174.9 million, or 38.0% in time deposits. Brokered deposits at December 31, 2005 totaled $44.7 million as compared to $29.7 million a year ago, an increase of $15.0 million. Advances from the Federal Home Loan Bank of Seattle (FHLB) and other borrowings at December 31, 2005 totaled $180.0 million as compared to $186.6 million a year ago, a decrease of $6.6 million. "Branch deposit growth with an emphasis on core deposit growth remains essential to long term funding and earnings," noted Conklin.

NET INTEREST MARGIN AND INTEREST RATE RISK:

The Company's net interest margin was 4.63% for the quarter ended December 31, 2005 compared to 4.40% for the quarter ended December 31, 2004. The flattening of the yield curve continues to pressure the net interest margin, however, the interest rate sensitivity of the Company's assets has helped to offset the pressure on the net interest margin from increases in the costs of deposits and borrowed funds. Yields on earning assets increased by 15 basis points during the current quarter to 7.26% compared to 7.11% for the quarter ended September 30, 2005. Meanwhile, the average rates paid on total deposits and borrowed funds increased 16 basis points during the quarter ended December 31, 2005 to 2.68% compared to 2.52% for the quarter ended September 30, 2005. Attainment of branch deposit growth objectives as opposed to continued reliance on high cost of FHLB borrowings is essential to maintenance of the net interest margin.

NON-INTEREST INCOME AND EXPENSE:

Non-interest income was $1.8 million for the quarter ended December 31, 2005, an increase of $363,000 from $1.4 million for the comparable period one year ago.
For the nine months ended December 31, 2005, non-interest income increased
$640,000 to $5.2 million from $4.6 million for the nine months ended December
31, 2004. Non-interest income is driven by gain on sales of loans and transaction account fees.

Non-interest expense for the quarter ended December 31, 2005 was $6.6 million, an increase of 11.1% from $5.9 million for the quarter ended December 31, 2004.
For the nine months ended December 31, 2005, non-interest expense increased $1.6 million to $18.9 million from $17.3 million for the comparable period in 2004.
Non-interest expense to average assets increased to 3.18% for the three months ended December 31, 2005 from 3.15% one year ago, and is down to 3.04% for the nine months ended December 31, 2005 compared to 3.16% for the same nine month period last year. The Company's efficiency ratio of 62.04% for the three months ended December 31, 2005 improved from 67.05% one year ago. Non-interest expenses are expected to increase as the Company invests in new branches, additional staffing, and complies with increased regulatory and audit requirements. Conklin noted, "the importance of disciplined review of resources and expenditures in relation to profitability contribution is essential on an ongoing basis."

CAPITAL:

At December 31, 2005, the Bank's Tier 1 capital (leverage ratio based on average assets) was $58.3 million, or 7.3%, and total risk capital (to risk-weighted assets) was $68.8 million, or 11.6%. Risk capital includes $3.0 million in subordinated debt by the Company's subsidiary, FirstBank Northwest, to US Bank.

BUSINESS STRATEGY:

FirstBank NW Corp. (headquartered in Clarkston, Washington) is the holding company for FirstBank Northwest, a Washington state chartered savings bank founded in 1920, and has a track record of consistent above-average growth and improving profitability, operating in the rural markets of eastern Oregon, eastern Washington and central Idaho, in addition to the larger and growing markets of Boise and Coeur d'Alene, Idaho and Spokane, Washington. FirstBank
Northwest is focused on each community served, striving to deliver competitive financial products and services through exceptional customer service standards, local expertise and leadership. FirstBank Northwest operates 20 branch locations in Idaho, eastern Washington and eastern Oregon, in addition to residential loan centers in Lewiston, Coeur d'Alene, Boise and Nampa, Idaho, Spokane, Washington, and Baker City, Oregon. FirstBank Northwest is known as the local community bank, offering its customers highly personalized service in the many communities it serves.

FORWARD LOOKING STATEMENTS:

     Certain matters in this News Release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform
     Act of 1995. These forward-looking statements may relate to, among others, expectations of the business environment in which the Company operates, projections of future performance, including operating efficiencies, perceived opportunities in the market, potential future credit experience and statements regarding the Company's mission and vision. These forward-looking statements are based upon current management expectations, and may, therefore, involve risks and uncertainties. The Company's actual results, performance, and achievements may differ materially from those suggested, expressed or implied by forward-looking statements due to a wide range of factors including, but not limited to, the general business environment, interest rates, the real estate market in Washington, Idaho and Oregon, the demand for mortgage loans, competitive conditions between banks and non-bank financial service providers, regulatory changes, costs of implementing additional securities requirements and requirements of the Sarbanes Oxley Act of 2002 and other risks detailed in the Company's reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended March 31, 2005.
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

                                FIRSTBANK NW CORP

FINANCIAL HIGHLIGHTS
(unaudited)  (in thousands except share and per share data)

                                                           Three Months Ended            Nine Months Ended
                                                              December 31,                  December 31,
                                                      ---------------------------   ---------------------------
                                                          2005           2004           2005           2004
                                                      ------------   ------------   ------------   ------------
Interest Income                                       $     13,287   $     10,369   $     38,425   $     29,791
Interest Expense                                             4,963          3,366         14,056          9,541
Provision for Loan Losses                                      422            470          1,562          1,040
                                                      ------------   ------------   ------------   ------------
Net Interest Income After Provision for
     Loan Losses                                             7,902          6,533         22,807         19,210
                                                      ------------   ------------   ------------   ------------
Non-Interest Income
  Gain on Sale of Loans (1)                                    543            260          1,329            941
  Service Fees and Charges                                   1,191          1,130          3,674          3,494
  Commission and Other                                          60             41            214            142
                                                      ------------   ------------   ------------   ------------
Total Non-Interest Income                                    1,794          1,431          5,217          4,577
                                                      ------------   ------------   ------------   ------------
Non-Interest Expense
  Compensation and Related Expenses                          3,757          3,680         11,125         10,522
  Occupancy                                                    720            668          2,189          2,127
  Other                                                      2,075          1,548          5,624          4,645
                                                      ------------   ------------   ------------   ------------
Total Non-Interest Expense                                   6,552          5,896         18,938         17,294
                                                      ------------   ------------   ------------   ------------

Income Tax Expense                                             978            542          2,818          1,789
                                                      ------------   ------------   ------------   ------------
Net Income                                            $      2,166   $      1,526   $      6,268   $      4,704
                                                      ============   ============   ============   ============

Basic Earnings per Share (6)                          $       0.37   $       0.26   $       1.07   $       0.81
Diluted Earnings per Share (6)                        $       0.36   $       0.26   $       1.04   $       0.78
Weighted Average Shares Outstanding- Basic (6)           5,877,524      5,809,438      5,867,469      5,776,562
Weighted Average Shares Outstanding- Diluted (6)         6,016,034      5,968,888      5,999,569      5,994,290
Actual Shares Issued (6)                                 6,014,494      5,978,524      6,014,494      5,978,524
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

FINANCIAL STATISTICS
(ratios annualized)
                                                         At December 31, 2005          At December 31, 2004
                                                      ---------------------------   ---------------------------
Total Assets                                                  $    824,859                  $    769,570
Cash and Cash Equivalents                                     $     23,661                  $     40,378
Loans Receivable, net                                         $    611,051                  $    530,447
Loans Held for Sale                                           $      5,712                  $      3,377
Mortgage-Backed Securities                                    $     53,718                  $     64,988
Investment Securities                                         $     48,459                  $     48,517
Equity Securities, at cost                                    $     12,789                  $     12,810
Deposits                                                      $    553,461                  $    490,092
FHLB Advances & Other Borrowings                              $    179,992                  $    186,577
Stockholders' Equity                                          $     77,291                  $     71,418
Tangible Book Value per Share (2) (6)                         $       9.90                  $       8.85
Tangible Equity/ Total Tangible Assets                                7.23%                         6.89%
Number of full-time equivalent Employees (3)                           274                           270
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

                                                           Three Months Ended            Nine Months Ended
                                                              December 31,                  December 31,
                                                      ---------------------------   ---------------------------
                                                          2005           2004           2005           2004
                                                      ------------   ------------   ------------   ------------
Return on Average Assets                                      1.05%          0.81%          1.01%          0.86%
Return on Average Tangible Equity                            14.96%         11.91%         14.91%         12.55%
Return on Average Equity                                     11.24%          8.57%         11.09%          8.90%
Average Equity/Average Assets                                 9.34%          9.49%          9.09%          9.66%
Efficiency Ratio (4)                                         62.04%         67.05%         61.32%         66.50%
Non-Interest Expenses / Average Assets                        3.18%          3.15%          3.04%          3.16%
Net Interest Margin (5)                                       4.63%          4.40%          4.56%          4.38%

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

LOANS
(unaudited)
(in thousands except share and per share data)

                                                          At December 31, 2005          At December 31, 2004
                                                      ---------------------------    ---------------------------
LOAN PORTFOLIO ANALYSIS:                                 Amount         Percent         Amount         Percent
                                                      ------------   ------------    ------------   ------------
Real Estate Loans:
  Residential                                         $    117,800          18.94%  $    116,026          21.50%
  Construction                                             100,101          16.09         58,518          10.85
  Agricultural                                              19,301           3.10         19,453           3.61
  Commercial                                               190,584          30.64        155,340          28.79
                                                      ------------   ------------    ------------   ------------
     Total Real Estate Loans                               427,786          68.77        349,337          64.75
                                                      ------------   ------------    ------------   ------------
Consumer and Other Loans:
  Home Equity                                               41,008           6.59         36,235           6.71
  Agricultural Operating                                    25,615           4.12         26,039           4.82
  Commercial                                                86,973          13.98         87,943          16.30
  Other Consumer                                            40,689           6.54         40,027           7.42
                                                      ------------   ------------    ------------   ------------
     Total Consumer and Other Loans                        194,285          31.23        190,244          35.25
                                                      ------------   ------------    ------------   ------------

Total Loans Receivable                                $    622,071         100.00%  $    539,581         100.00%
                                                      ============   ============   ============   ============
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

ALLOWANCE FOR LOAN LOSSES                                   Nine Months Ended             Nine Months Ended
                                                            December 31, 2005             December 31, 2004
                                                      ---------------------------   ---------------------------
Balance at Beginning of Period                                $      7,254                  $      6,314
Provision for Loan Losses                                            1,562                         1,040
Charge Offs (Net of Recoveries)                                       (297)                         (437)
                                                              ------------                  ------------
Balance at End of Period                                      $      8,519                  $      6,917
                                                              ============                  ============
Loan Loss Allowance / Net Loans                                       1.39%                         1.30%
Loan Loss Allowance / Non-Performing Loans                          549.61%                       552.92%

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

NON-PERFORMING ASSETS
                                                           At December 31, 2005          At December 31, 2004
                                                      ---------------------------   ---------------------------
Accruing Loans - 90 Days Past Due                             $          0                  $          0
Non-accrual Loans                                                    1,550                         1,251
                                                              ------------                  ------------
Total Non-Performing Loans                                           1,550                         1,251
Restructured Loans on Accrual                                          895                           555
Real Estate Owned (REO)                                                  0                           410
Repossessed Assets                                                      35                            60
                                                              ------------                  ------------
Total Non-Performing Assets                                   $      2,480                  $      2,276
                                                              ============                  ============
Total Non-Performing Assets/Total Assets                              0.30%                         0.30%
Loan and REO Loss Allowance as a Percentage
  of Non-Performing Assets                                          343.51%                       303.91%

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

AVERAGE BALANCES                                            Nine Months Ended              Nine Months Ended
                                                            December 31, 2005              December 31, 2004
                                                      ---------------------------   ---------------------------
Total Average Interest Earning Assets                         $    750,005                  $    652,741
Total Average Assets                                               829,660                       729,141
Average Deposits and Other Borrowed Funds                          746,066                       651,525
Average Total Tangible Equity                                       56,047                        49,961

(1) Gain on sale of loans includes (recovery) impairment of mortgage servicing rights of ($69) and ($44) for the three months ended December 31, 2005 and 2004, respectively. Gain on sale of loans includes (recovery) impairment of mortgage servicing rights of ($44) and ($67) for the nine months ended December 31, 2005 and 2004, respectively.
(2) Calculation excludes unallocated shares in the employee stock ownership plan (ESOP) December 31, 2005 -- 129,052 shares and December 31, 2004 -- 145,764 shares.
(3)  Number of full-time equivalent employees is the quarterly average.
(4) Calculation is non-interest expense divided by tax equivalent non-interest income and tax equivalent net interest income.
(5) Calculation is tax equivalent net interest income divided by total interest-earning assets.
(6) The outstanding shares, weighted average shares outstanding, and earnings per share have been adjusted to reflect the two-for-one stock split in the form of a 100% per share stock dividend announced on January 4, 2006.